Exhibit 99.1

For Immediate Release

Contacts:	Greg Hudgison
External Communications Manager
(706) 644-0528

Synovus Completes Charter Consolidation

June 1, 2010, Columbus, GA – Synovus Financial Corp. (NYSE: SNV), the Columbus, Georgia-based financial services company, today announced the completion of the consolidation of 28 of its 30 bank charters operating in Georgia, Alabama, Florida, Tennessee and South Carolina, under one Georgia charter. Consolidation of two separately-chartered Tennessee banks in Nashville and Memphis is expected by June 30, 2010.

“Relationship banking is the heart of our approach to doing business, and our bankers are empowered to make local decisions that are best for our customers,” said Richard Anthony, Synovus Bank Chairman and CEO. “Our divisions will continue to operate under their own local brands. The consolidation of our charters only impacts our legal operating structure, allowing us to better manage capital and cash flow, simplify regulatory complexity, and minimize risk around banking practices.”

About Synovus Bank

Synovus Bank is a Georgia-chartered, FDIC-insured bank. Synovus Bank provides commercial and retail banking, as well as investment services, to customers through 28 locally branded divisions, 308 offices, and 439 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. Synovus Bank focuses on its unique customer service delivery model, position in attractive Southeast markets and commitment to being a great place to work to deliver unparalleled customer experiences. See Synovus Bank on the Web at www.synovus.com.

About Synovus Financial Corp.

Synovus Financial Corp. is a financial services company with more than $32 billion in assets based in Columbus, Georgia. Synovus Financial Corp. provides commercial and retail banking, investment and mortgage services to customers in Georgia, Alabama, South Carolina, Florida and Tennessee. See Synovus Financial Corp. on the web at www.synovus.com.